4Q 2022 Shareholder Letter

August 25, 2022

Dear Shareholders,

When you look at our financial performance in Q4, I suspect what you see will be a function of where you sit. The naysayers will look at our Q4 financial performance and see a melting pot of declining revenue, negative gross margin, and deeper operating losses. They will say these threaten the viability of the business.

But what I see is significant progress driving our comeback and Peloton’s long-term resilience. Important milestones reached include new executive leadership, renegotiated supply contracts, and significantly reduced cash outflow.

We are on a journey to reach sustained positive free cash flow. In the six months leading up to Q4'22, we averaged negative free cash flow of approximately $650 million per quarter. We reduced that outflow to $412 million in Q4. Our goal is to reach breakeven cash flow on a quarterly basis in the second half of FY23. We continue to make steady progress, but we still have work to do.

We reported an operating loss of $1.20 billion in Q4. $415 million of the loss was related to restructuring charges. The loss reflects the substantial progress we made this last quarter re-architecting the business to reduce the current and future inventory overhang, converting fixed to variable costs, and addressing numerous supply chain issues.

This progress, plus the reduced cash flow burn, is the positive story behind the headline loss.

From a supply chain perspective, Q4 was primarily focused on two goals – reducing our inventory commitments, which posed an existential threat to the business, and outsourcing all manufacturing for connected fitness hardware. Both goals were achieved, and as part of this restructuring, we shut down our owned manufacturing activities in Taiwan.

Subsequently, in early August, we announced the rightsizing and outsourcing of roughly half of our Member Support resources and the complete shift to third party providers for last mile delivery in the U.S. and a partial shift internationally. This further simplification of our Supply Chain and Member Support organizations will result in a downsizing of our employee base by roughly 760 team members.

These were difficult decisions, because we’re talking about people’s livelihoods. However, these are important steps on our comeback journey and should reduce expenses annually by approximately $45 million. The overall goal is to reduce the cost of our per-product final mile delivery costs by up to 50% with a CSAT score of 4.8 on a 5-point scale. Additionally, you can expect us to continue to rationalize our cost structure in order to bring overall spending in line with the revenue run rate of the business.

One of the core principles of my management philosophy is that talent density is foundational to success. To help us on our journey, I’m pleased to welcome Liz Coddington to the CFO role at Peloton. Liz was part of my finance team at Netflix and joined us from Amazon’s AWS business. She brings deep operating excellence to the team, and like Andy Rendich, our new head of Supply Chain, she will be based here in New York with me.

Despite the many challenges we’ve faced since I joined the company, the Peloton Studios teams and our instructors continue to perform with distinction. They are a source of creative inspiration and excitement for our Members (as well as our employee team members) and a shining example of what’s uniquely and enduringly Peloton.

In July, our studios in New York and London opened to members for the first time. As anticipated, the response and energy has been electric. Subsequently, we teased a new Tread talk show concept with Ashton Kutcher, inviting members to train alongside him as he uses his Peloton Tread to prepare for his first ever New York City Marathon. And, shortly after the end of the quarter, global culture icon (and Peloton super-fan) Lizzo surprised Members, joining a live cycle class at our NY Studio on the day she dropped her newest album, and helped celebrate Peloton’s Second Lizzo Artist Series. This one ride has generated over 426 thousand workouts, the most participation of any cycle class within 7 days of its air date. The Lizzo Artist Series spans four of our 14 modalities and, in the first week alone, Members spent more than 13.2 million minutes – or more than 25-years’ time – working out to these new classes. That’s the incredible power and engagement of our Member community which you see reflected in our extraordinarily low monthly churn rate and our high net promoter scores of 65/72 for U.S. Bike/Bike+ and 69 for Tread.

In Q3 of FY22, we cut hardware prices in order to sell inventory to ease the cash flow pressures on the business, despite selling that hardware at a negative gross margin. In August, we announced a more nuanced pricing strategy, with continued low pricing on our first generation Bike and Guide and a return to premium pricing on all other connected fitness units (Bike+ and Tread).

With the supply chain restructuring discussed earlier in this letter, and the refinancing we completed in Q4, we’ve made sufficient progress to be able to raise prices in order to manage the business for margin as well as cash flow, which you see reflected in the August price changes.

And while we’re reasserting our premium brand positioning, we will continue to pursue value-minded consumers with the pricing for our first generation Bike, our offering of Peloton certified pre-owned original Bike, and our Fitness-as-a-Service (FAAS) rental program, as well as our digital app subscription.

Here's the update on FAAS. Our test results show the program is driving increased traffic to the top of our marketing funnel and clearly appeals to a younger, more value-conscious consumer. We’ve been in limited test markets, and since June, roughly 20% of all first generation Bikes have rented under this program. This equates to more than 5,000 Members paying $89/month for a first generation Bike rental with All-Access Membership. FAAS churn rates are under 3% for the initial months of membership, which is better than we were expecting, and beginning in September, we will expand marketing support of the program nationwide.

In August, we launched a limited 10-day test of Peloton certified pre-owned Bike sales in the U.S. and Germany. The consumer response significantly outperformed our expectations. In addition to FAAS, we plan to lean into this latest evolution of our business model, and I look forward to reporting back to you next quarter on our progress on both of these strategic programs.

Yesterday, we announced first generation Bikes, Guide, select apparel, and accessories are for sale on amazon.com in the U.S. Amazon has become the default first-stop shopping destination for hundreds of millions of customers worldwide. Our Peloton store on amazon.com will bring a selection of our products closer to the Amazon's U.S. customer base and allow us to directly act on fitness related shopping queries occurring on Amazon every week.

Our orders will be fulfilled by Amazon’s logistics network and for the first time we’re offering new Members a self-assembly option in addition to our traditional expert assembly service. We remain engaged in productive conversations with other prospective retail partners and are hopeful we’ll be able to announce additional partnerships soon.

Before closing, I’d like to spend a few moments talking about the market for connected fitness and our guidance for FY23.
With the US market for connected fitness down an estimated 51% YTD and our market share up an estimated 17% YTD, we expect the market for connected fitness to remain challenging for the foreseeable future in FY23.

We’ll have more to say about our operating plans for FY23 as the year unfolds and as we continue to evolve our operating model to drive revenue growth and margin expansion in North America, western Europe, and Australia. For the balance of FY23, revenue growth and margin expansion will be my primary focus.

If past is prologue, we’ll continue to evolve our operating model and improve our management of the business, including our approach to managing retail stores, third party distribution, international, apparel, as well as corporate health and wellness. But, when, in time, we look in the rear-view mirror, I think Q4 will have been the high water mark for write-offs and restructuring charges related to inventory and supply chain issues and the beginning of the comeback story for Peloton.

In high school, I spent three summer months working on a cargo ship. After midnight on my second voyage, I was asleep when the alarm for general quarters woke me. My reporting station was on the bridge. Fear is a great motivator. I dressed while I ran. The 720 ft ship was doing 27 knots and the helm was hard alee. The ship was healing sharply to starboard and the steel hull was shuddering. The captain was trying to turn the ship around, but a ship that big, going that fast, takes miles and miles to change direction. We saved two mens’ lives that night. They’d been lost at sea, in the Mediterranean, for several days. A fortunate, happy ending.

Peloton is like that cargo ship. We’ve sounded the alarm for general quarters. Everyone’s at their station. We continue to add new inputs to evolve our go to market strategy to restore growth. When will the ship respond is the question. Our goal is FY23.

Barry McCarthy
CEO & President

FY 2022 Q4 Operating Metrics and Financial Summary

				% Change
User Metrics	Q4 FY'21	Q3 FY'22	Q4 FY'22	Y/Y	Q/Q
Members (in millions)	6.0	7.0	6.9	15%	(2)%
Ending Connected Fitness Subscriptions (in millions)	2.331	2.962	2.966	27%	0%
Net Connected Fitness Subscription Additions (in millions)	0.250	0.195	0.004	(98)%	(98)%
Total Platform Workouts (in millions)	154.5	184.3	148.2	(4)%	(20)%
Connected Fitness Quarterly Workouts (in millions)	134.3	164.6	131.7	(2)%	(20)%
Average Monthly Workouts per Connected Fitness Subscription	19.9	18.8	14.8	(26)%	(21)%
Average Net Monthly Connected Fitness Churn	0.73%	0.75%	1.41%	70 bps	70 bps
Ending App Subscriptions (in millions)	0.874	0.976	0.980	12%	0%

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$655.3	$594.4	$295.6	(55)%	(50)%
Subscription Revenue	$281.6	$369.9	$383.1	36%	4%
Total Revenue	$936.9	$964.3	$678.7	(28)%	(30)%

Connected Fitness Products Gross Profit	$76.6	$(67.9)	$(290.1)	(479)%	(327)%
Connected Fitness Products Gross Margin	11.7%	(11.4)%	(98.1)%	(10,980) bps	(8,670) bps

Subscription Gross Profit	$178.1	$252.1	$260.3	46%	3%
Subscription Gross Margin	63.3%	68.1%	67.9%	470 bps	(20) bps
Subscription Contribution Margin (1)	69.3%	71.7%	72.1%	270 bps	40 bps

Total Gross Profit	$254.7	$184.2	$(29.8)	(112)%	(116)%
Total Gross Margin	27.2%	19.1%	-4.4%	(3,160) bps	(2,350) bps

Total Operating Expenses	$556.3	$920.0	$1,172.1	111%	27%

Net Loss	$(313.2)	$(757.1)	$(1,244.4)	(297)%	(64)%
Adjusted EBITDA (1)	$(45.1)	$(194.0)	$(288.7)	(540)%	(49)%
Adjusted EBITDA Margin (1)	(4.8)%	(20.1)%	(42.5)%	(3,770) bps	(2,240) bps

Net Cash Used in Operating Activities	$(599.0)	$(670.1)	$(359.9)	40%	46%
Free Cash Flow (1)	$(678.4)	$(746.7)	$(411.9)	39%	45%
______________________
(1) For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, many of the costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for the fourth quarter and fiscal year ended in the reconciliation tables at the end of this letter.

OPERATING METRICS
Connected Fitness Subscriptions
We ended the quarter with 2.97 million Connected Fitness subscriptions. While gross additions were in-line with expectations, in accordance with Canadian consumer protection statutes, we proactively moved all Canadian Connected

Fitness subscriptions to a churned state until Canadian Members actively approved our Connected Fitness subscription price increase. Absent this action, our reported ending Connected Fitness subscriber count would be approximately 16 thousand higher. As of this writing, over 85% of our Canadian Connected Fitness Member base has taken the necessary action, and we anticipate further reactivations to occur in the future.

Our reported Member count declined modestly (143 thousand) from Q3. As a reminder, our Member count includes an engagement component (active over the last 12 months) that is impacted by the greater seasonality associated with our Peloton App product. In addition, our trailing 12 month calculation was impacted by the roll-off of the higher Member engagement we observed during the COVID-impacted Q4 of FY21.

Churn & Engagement
Member engagement remained strong at 14.8 Average Monthly Workouts per Connected Fitness Subscription. While down sequentially from Q3'22 due to typical seasonal trends, engagement is tracking well above pre-COVID levels, up over 20% vs. Q4 of FY19.

Average Net Monthly Connected Fitness Churn for the quarter was 1.41%, slightly ahead of our internal expectation, partly driven by the Canadian Member action described above. We anticipated a sequential increase in churn this quarter due to seasonal trends as well as the announcement of our All-Access Membership subscription price increase. Exiting the quarter, churn has been tracking lower than Q4 levels. Looking ahead, we believe churn will remain roughly consistent, subject to typical seasonal fluctuations. Overall, we remain pleased with our strong member retention levels, which we believe to be category-leading.

Peloton App
App subscriptions ended the quarter at 980 thousand, up 4 thousand from Q3 and 12% year-over-year, modestly ahead of internal expectations, driven by better than anticipated retention. We tend to see pronounced seasonality with our app, consistent with category trends. As weather improves and consumers spend more time outdoors and traveling, the fitness app category tends to see significantly lower engagement during the late Spring/Summer months and higher than average Member churn.

Product and Content Highlights
On April 5th, we soft-launched Peloton Guide, our first connected strength offering. Guide is an AI-enabled device that uses machine learning and innovative camera technology to create an evolving strength training experience. Engagement trends among Guide subscribers were strong, driving higher than average activity levels for both Guide-only subscribers as well as existing Bike and Tread owners who added Guide to their Peloton fitness program. We continue to invest in our new Guide Product with many member-focused software improvements, including responding to top member requests by adding Apple Watch support and the ability to stack consecutive classes for customized strength workouts.

Delivering on our commitment to accessibility, in Q4 we welcomed our first adaptable athlete instructor, Logan Aldridge, and officially launched our Adaptive Training Content vertical. Off-air, Logan acts in a training specialist role working with all instructors in forwarding Peloton's commitment to content accessibility and inclusivity.

Responding to Member requests, we added a Spanish UI to enable Spanish-speaking members to navigate more easily. We celebrated the upcoming opening of Peloton Studios New York and Peloton Studios London with an all-new in-studio Member software experience featuring easier login and the ability to race and high-five other Members both in and out of class. Finally, we made many improvements to the Peloton App, including allowing Members to track every outdoor running, walking, and cycling workout with Peloton with our GPS-enabled Just Work Out feature.

FINANCIAL RESULTS
Revenue
Total revenue for the quarter was $678.7 million, down 28% when compared to COVID-impacted Q4 FY21. Connected Fitness revenue, which includes the contribution from Precor, was $295.6 million, down 55% vs. Q4 last year. The primary driver of the year-over-year revenue decline was a reduction in consumer demand exiting the pandemic’s peak.

Subscription revenue of $383.1 million grew by 36% year-over-year, representing 56.4% of total company revenues, our first reported quarter where high-margin subscription revenues contributed the majority of our total revenue.

Gross Profit and Margin
Gross profit in Q4 was $(29.8) million, yielding a consolidated gross margin of (4.4)%. Connected Fitness gross margin was (98.1)%, primarily driven by a significant increase to our inventory reserves of $(182.3) million. Additionally, we experienced higher logistics expenses per delivery, increased port and storage costs, fixed logistics cost deleveraging, and charges associated with the voluntary recall of our Tread+ product. The inventory reserves are primarily related to excess accessories and apparel inventory that we do not expect to sell above its current carrying value, returned Connected Fitness Products that we do not expect to sell, and reserves for raw materials that we estimate would have no future use as a result of our restructuring activities.

Subscription gross profit was $260.3 million in Q4, representing 46% year-over-year growth. Subscription gross margin was 67.9%, up from 63.3% in the year ago period, primarily driven by fixed cost leverage with more Connected Fitness Subscriptions as well as modest efficiencies associated with certain variable costs.

Operating Expenses
Total operating expense was $1,172.1 million vs. $556.3 million in the year ago period. This quarter we recognized the following one-time expenses: $337.6 million of supplier settlements, $337.2 million of non-cash impairment expense for write-downs and write-offs of fixed and intangible assets, primarily related to our restructuring initiatives, and $22.2 million of restructuring expense.

Excluding these non-recurring items, operating expenses declined (14)% Y/Y to $475.2 million, representing 70.0% of revenue.

Of the non-cash impairment expense of $337.2 million, roughly half was attributable to the impairment of acquisition related intangible assets. Additional impairments in connection with our restructuring activities include the wind down of certain software implementation and development programs, as well as our Peloton Output Park facility that we are completing and readying for sale later this calendar year. Our $22.2 million restructuring expense (of which 53% was non-cash related to stock-based compensation expense) related to additional severance and personnel cost as well as other cash exit charges.

We accrued for $337.6 million in settlement agreements with various third-party suppliers to absolve the Company of adverse future component purchase commitments related to the manufacture of our products. In terms of payment timing, $100 million occurred during Q4, and nearly all of the remaining balance we expect to pay 1HFY23.

Adjusted EBITDA
Adjusted EBITDA for Q4 was $(288.7) million versus $(45.1) million in the year ago period. The primary drivers of the year-over-year decline were lower revenue and Connected Fitness gross margins, as well as higher operating expenses. The primary driver of our actual results vs. our guidance range of $(120) million to $(115) million for Q4'22 was primarily due to inventory reserves; of the $(182.3) million of inventory reserves described above, $(56.4) million was driven by restructuring initiatives and is an add-back to Adjusted EBITDA, and the remaining $(125.9) million of inventory reserve impacted Connected Fitness segment gross margin.

Inventories
End of quarter inventory was $1.1 billion which includes the increase to our inventory reserves of $(182.3) million taken in Q4 against a broad range of inventory assets as noted above.

Free Cash Flow & Cash Balance
Net cash used in operations was $(359.9) million. Free cash flow (cash flow from operations less capital expenditures and internal-use software development costs) was $(411.9) million. Capital expenditures and internal-use software development costs were $52.0 million in Q4, including continued expenditures associated with the completion of a construction phase of our Peloton Output Park facility prior to our anticipated sale of the asset later this calendar year. We ended Q4 with $1.25 billion in cash and cash equivalents. We also have a $500 million revolving credit facility, which remains undrawn to date.

Q1 FY'23 OUTLOOK

			Q1 FY'23 Range		% Change (Midpoint)
User Metrics (in millions)	Q1 FY'22	Q4 FY'22	Low	High	Y/Y	Q/Q
Ending Connected Fitness Subscriptions	2.492	2.966	2.966	2.966	19%	0%

Financial Results (dollars in millions)
Total Revenue	$805	$679	$625	$650	(21)%	(6)%

Total Gross Margin	33%	(4)%	~35%	~35%	233 bps	NM

Adjusted EBITDA	$(234)	$(289)	$(115)	$(90)	56%	64%
Adjusted EBITDA Margin	(29)%	(43)%	(18)%	(14)%	1,290 bps	2,642 bps

For FY23 we are adjusting our approach to forward guidance and reported operating metrics. Given broader macroeconomic uncertainties and the pace and number of changes we're making to our business, we will be restricting our formal revenue, gross margin, adjusted EBITDA, and net subscriber addition guidance to the current quarter for at least the duration of FY23. In terms of operating metrics, we will no longer report quarterly engagement metrics. We will continue to report Connected Fitness subscription churn.

Our Q1 outlook reflects near-term demand weakness associated with our recent hardware price increases as well as typical seasonal demand softness. We expect an improving gross margin, primarily due to the price increases for Bike+ and Tread that were implemented in mid-August.

Webcast
We will host a Q&A session at 8:30am ET on Thursday, August 25th, 2022 to discuss our financial results. To participate in the live call by phone, please go to this link to register (phone registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/investor-relations and will be archived on our site following the call.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the first quarter and fiscal year of our fiscal 2023; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of new products and services; the prices of our products and services in the future; our future operating results and financial position; our profitability; our business strategy and plans, market growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products industry; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our connected fitness products; our reliance on and lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; declines in sales of our Bike and Bike+; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and those risks and uncertainties described in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 and “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021 and March 31, 2022, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30,	June 30,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$1,253.9	$1,134.8
Marketable securities	—	472.0
Accounts receivable, net	83.6	71.4
Inventories, net	1,104.5	937.1
Prepaid expenses and other current assets	192.5	202.8
Total current assets	2,634.6	2,818.1
Property and equipment, net	593.3	591.9
Intangible assets, net	41.3	247.9
Goodwill	41.2	210.1
Restricted cash	3.8	0.9
Operating lease right-of-use assets, net	690.9	580.1
Other assets	34.3	36.7
Total assets	$4,039.4	$4,485.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$797.4	$989.1
Current portion of long term debt	7.5	—
Customer deposits and deferred revenue	201.1	164.8
Operating lease liabilities, current	86.4	61.9
Other current liabilities	13.2	27.2
Total current liabilities	1,105.5	1,243.0
0% Convertible senior notes, net	864.0	829.8
Term loan, net	690.0	—
Operating lease liabilities, non-current	725.4	620.4
Other non-current liabilities	50.7	38.3
Total liabilities	3,435.6	2,731.5
Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 308,241,938 and 270,855,356 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 30,032,078 and 29,291,774 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively.	—	—
Additional paid-in capital	4,291.3	2,618.9
Accumulated other comprehensive income	12.2	18.2
Accumulated deficit	(3,699.8)	(883.0)
Total stockholders’ equity	603.8	1,754.1
Total liabilities and stockholders’ equity	$4,039.4	$4,485.6

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in millions, except share and per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Revenue:
Connected Fitness Products	$295.6	$655.3	$2,187.5	$3,149.6
Subscription	383.1	281.6	1,394.7	872.2
Total revenue	678.7	936.9	3,582.1	4,021.8
Cost of revenue:
Connected Fitness Products	585.7	578.7	2,433.8	2,236.9
Subscription	122.8	103.5	450.0	330.5
Total cost of revenue	708.5	682.1	2,883.8	2,567.4
Gross profit	(29.8)	254.7	698.4	1,454.4
Operating expenses:
Sales and marketing	158.1	229.1	1,018.9	728.3
General and administrative	232.1	232.1	963.4	661.8
Research and development	84.9	93.9	359.5	247.6
Goodwill impairment	—	—	181.9	—
Impairment expense	337.2	1.1	379.7	4.5
Restructuring expense	22.2	—	180.7	—
Supplier settlements	337.6	—	337.6	—
Total operating expenses	1,172.1	556.3	3,421.5	1,642.2
Loss from operations	(1,201.9)	(301.5)	(2,723.2)	(187.8)
Other expense, net:
Interest expense	(16.5)	(9.1)	(43.0)	(14.8)
Interest income	1.1	1.1	2.3	7.9
Foreign exchange losses	(12.7)	(2.2)	(31.8)	(3.5)
Other (expense) income, net	(2.3)	0.1	(1.5)	0.1
Total other expense, net	(30.3)	(10.1)	(74.1)	(10.4)
Loss before provision for income taxes	(1,232.3)	(311.6)	(2,797.2)	(198.2)
Income tax expense (benefit)	12.2	1.6	19.6	(9.2)
Net loss	$(1,244.4)	$(313.2)	$(2,816.9)	$(189.0)
Net loss attributable to Class A and Class B common stockholders	$(1,244.4)	$(313.2)	$(2,816.9)	$(189.0)
Net loss per share attributable to common stockholders, basic and diluted	$(3.68)	$(1.05)	$(8.74)	$(0.64)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	$337,799,792	$298,759,705	$322,368,818	$293,892,643
Other comprehensive income (loss):
Net unrealized losses on marketable securities	—	(0.3)	(0.4)	(3.5)
Change in foreign currency translation adjustment	(0.6)	4.4	(4.5)	11.5
Derivative adjustments:
Net unrealized loss on hedging derivatives	(1.6)	—	(6.3)	—
Reclassification for derivative adjustments included in Net (loss) income	4.4	—	5.3	—
Total other comprehensive income (loss)	2.3	4.1	(5.9)	8.1
Comprehensive loss	$(1,242.1)	$(309.1)	$(2,822.8)	$(180.9)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(2,816.9)	$(189.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	142.8	63.8
Stock-based compensation expense	328.4	194.0
Non-cash operating lease expense	92.4	61.5
Amortization of premium from marketable securities	3.4	9.6
Amortization of debt discount and issuance costs	35.3	13.0
Goodwill impairment	181.9	—
Impairment expense	379.7	4.5
Excess and obsolete inventory reserve adjustments	224.9	38.7
Net foreign currency adjustments	31.8	3.4
Changes in operating assets and liabilities:
Accounts receivable	(12.8)	15.1
Inventories	(398.6)	(625.9)
Prepaid expenses and other current assets	(32.5)	(32.3)
Other assets	(2.1)	(19.1)
Accounts payable and accrued expenses	(168.6)	439.8
Customer deposits and deferred revenue	36.8	(212.7)
Operating lease liabilities, net	(73.4)	(8.0)
Other liabilities	10.1	3.8
Net cash used in operating activities	(2,037.7)	(239.7)
Cash Flows from Investing Activities:
Purchases of marketable securities	—	(449.1)
Maturities of marketable securities	211.0	665.9
Sales of marketable securities	306.7	6.7
Capital expenditures, including software	(319.7)	(252.3)
Business combinations, net of cash acquired	(11.0)	(478.2)
Asset acquisitions, net of cash acquired	(16.0)	(78.1)
Net cash provided by (used in) investing activities	171.0	(585.1)
Cash Flows from Financing Activities:
Proceeds from public offering, net of issuance costs	1,218.8	—
Proceeds from issuance of term loan, net of issuance costs	696.4	—
Proceeds from issuance of convertible notes, net of issuance costs	—	977.2
Purchase of capped calls	—	(81.3)
Proceeds from employee stock purchase plan withholdings	17.3	18.0
Proceeds from exercise of stock options	84.3	57.6
Taxes withheld and paid on employee stock awards	—	(53.9)
Principal repayments of finance leases	(1.7)	(0.8)
Net cash provided by financing activities	2,015.1	916.8
Effect of exchange rate changes	(26.5)	6.7
Net change in cash, cash equivalents, and restricted cash	121.9	98.7
Cash, cash equivalents, and restricted cash — Beginning of period	1,135.7	1,037.0
Cash, cash equivalents, and restricted cash — End of period	$1,257.6	$1,135.7
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1.0	$1.3

Cash paid for income taxes	$15.2	$3.5
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$18.7	$46.1
Stock-based compensation capitalized for software development costs	$10.4	$6.1

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA Margin, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Adjusted EBITDA margin guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, goodwill impairment, impairment expense, supplier settlements, product recalls, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA and Adjusted EBITDA Margin
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; goodwill and long-lived asset impairment expense; product recall costs; litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operating performance and the operating leverage in our business. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA and Adjusted EBITDA Margin are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA and Adjusted EBITDA Margin provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA and Adjusted EBITDA Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect incremental costs associated with the COVID-19 pandemic, which consist of hazard pay for field operations employees;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect costs associated with Tread and Tread+ product recalls including increases to the return reserves, Tread+ inventory write-downs, logistics costs associated with Member requests on Tread and Tread+, the cost to move the Tread+ for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect reorganization, severance, exit, disposal and other costs associated with restructuring plans;
•Adjusted EBITDA and Adjusted EBITDA Margin do not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA and Adjusted EBITDA Margin may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from these financial measures. Because companies in our industry may calculate such measures differently than we do, their usefulness as comparative measures can be limited.

Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net (loss) income, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended
	2022	2021	2022	2021	March 31, 2022	September 30, 2021
	(dollars in millions)
Net loss	$(1,244.4)	$(313.2)	$(2,816.9)	$(189.0)	$(757.1)	$(376.0)
Adjusted to exclude the following:
Other expense, net	30.3	10.1	74.1	10.4	19.2	13.9
Income tax expense (benefit)	12.2	1.6	19.6	(9.2)	2.1	2.4
Depreciation and amortization expense	40.4	25.0	142.8	63.8	38.1	28.1
Stock-based compensation expense	74.8	85.2	271.8	194.0	72.3	52.9
Goodwill impairment	—	—	181.9	—	181.9	—
Impairment expense	337.2	1.1	379.7	4.5	32.5	0.6
Restructuring expense	78.9	—	237.5	—	158.5	—
Supplier settlements	337.6	—	337.6	—	—	—
Product recalls(1)	13.3	100.0	62.3	100.0	21.4	12.9
Litigation and settlement expenses(2)	30.6	17.2	118.6	35.8	36.2	26.5
Transaction and integration costs(3)	0.5	19.2	5.5	28.9	1.0	3.1
Other adjustment items (4)	—	8.6	2.9	14.5	—	1.9
Adjusted EBITDA	$(288.7)	$(45.1)	$(982.7)	$253.7	$(194.0)	$(233.7)
Adjusted EBITDA margin	(42.5)%	(4.8)%	(27.4)%	6.3%	(20.1)%	(29.0)%
______________________
(1) Represents adjustments and charges associated with the Tread and Tread+ product recall, as well as accrual adjustments. These include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $12.5 million and $48.9 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $0.5 million and $8.1 million, and operating expenses of $0.4 million and $5.4 million associated with recall-related hardware development costs, in each case for the three months and fiscal year ended June 30, 2022, respectively. For the three months and fiscal year ended June 30, 2021, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $81.1 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs, logistic costs, and repair costs of $15.7 million, and operating expenses of $3.2 million associated with subscription waivers and recall-related hardware development. For the three months ended March 31, 2022, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $17.5 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $2.0 million, and operating expenses of $2.0 million associated with recall-related hardware development costs. For the three months ended September 30, 2021, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $11.4 million, recorded costs in Connected Fitness Products cost of revenue associated with logistic costs of $0.5 million, and operating expenses of $1.0 million associated with recall-related hardware development costs.
(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls for the three months and fiscal years ended June 30, 2022 and 2021, as well as the three months ended March 31, 2022 and September 30, 2021.
(3) Includes transaction and integration costs primarily associated with the acquisition and integration of Precor Fitness for the three months and fiscal years ended June 30, 2022 and 2021, as well as the three months ended March 31, 2022 and September 30, 2021.
(4) Includes short-term non-cash purchase accounting adjustment amortization of $1.9 million for the fiscal year ended June 30, 2022. Includes short-term purchase accounting adjustments of $4.6 million and restructuring costs of $4.0 million for the three months ended June 30, 2021. Includes incremental costs associated with COVID-19 of $5.9 million and short-term purchase accounting adjustments of $4.6 million for the fiscal year ended June 30, 2021. Includes short-term non-cash purchase accounting adjustment amortization of $1.9 million for the three months ended September 31, 2021.

Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.

We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution to Subscription Gross Profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended March 31,
	2022	2021	2022	2021	2022
	(dollars in millions)
Subscription Revenue	$383.1	$281.6	$1,394.7	$872.2	$369.9
Less: Cost of Subscription	122.8	103.5	450.0	330.5	117.8
Subscription Gross Profit	$260.3	$178.1	$944.7	$541.7	$252.1
Subscription Gross Margin	67.9%	63.3%	67.7%	62.1%	68.1%
Add back:
Depreciation and amortization expense	$8.1	$5.1	$26.8	$19.0	$6.8
Stock-based compensation expense	7.6	12.0	22.7	25.9	6.3
Subscription Contribution	$276.1	$195.2	$994.2	$586.5	$265.2
Subscription Contribution Margin	72.1%	69.3%	71.3%	67.2%	71.7%

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended June 30,		Fiscal Year Ended June 30,		Three Months Ended March 31,
	2022	2021	2022	2021	2022
	(in millions)
Net cash used in operating activities	$(359.9)	$(599.0)	$(2,037.7)	$(239.7)	$(670.1)
Capital expenditures, including software	(52.0)	(79.4)	(319.7)	(252.2)	(76.6)
Free Cash Flow	$(411.9)	$(678.4)	$(2,357.4)	$(491.9)	$(746.7)